Exhibit (j)(1)
KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 1, 2022, on the financial statements of Clearwater Core Equity Fund, Clearwater Select Equity Fund, Clearwater Tax-Exempt Bond Fund and Clearwater International Fund, each a series of Clearwater Investment Trust, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
Minneapolis, Minnesota
April 28, 2022